Filed Pursuant to Rule 433

Registration No. 333-156060

February 3, 2009

Media Contact: Bob Klein (414) 343-4433

Financial Contact: Amy Giuffre (414) 343-8002

HARLEY-DAVIDSON, INC. PRICES OFFERING OF $600 MILLION OF SENIOR UNSECURED NOTES

Proceeds Intended to Provide Funding for Ongoing Lending Activities of Harley-Davidson Financial Services

Milwaukee, Wis., Feb. 3, 2009 – Harley-Davidson Inc. (NYSE:HOG) today priced an offering of $600 million of its senior unsecured notes as part of the Company’s plan to fund the ongoing motorcycle lending activities of its wholly owned finance company, Harley-Davidson Financial Services (HDFS). Davis Selected Advisers, L.P., a long-time investor in Harley-Davidson, Inc. and the largest holder of Company stock, and Berkshire Hathaway, Inc. each committed to purchase equal portions of the aggregate principal amount of the notes. The offering is being made under the Company’s existing shelf registration for public offerings of securities, including debt. The notes will be due in 2014 and will bear interest at a rate of 15 percent per annum.

“This offering represents an important next step in executing our stated strategy for funding the lending activities of HDFS,” said Tom Bergmann, Chief Financial Officer of Harley-Davidson, Inc and Interim President of HDFS.

In late January, Harley-Davidson unveiled a three-part strategy to attempt to address the current economic environment. That three-part strategy focuses on stimulating consumer demand by investing in the Harley-Davidson brand, getting the Company’s cost structure right, and securing additional funding for HDFS, which makes wholesale loans to dealers and retail loans to consumers.

The offering was arranged by Morgan Stanley, and Citigroup, Deutsche Bank Securities, J.P. Morgan and Morgan Stanley acted as lead underwriters for the transaction.

Prospectus Availability

Harley-Davidson, Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Harley-Davidson has filed with the SEC for more complete information about Harley-Davidson and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www. sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Morgan Stanley & Co. Incorporated at (866) 718-1649, Citigroup Global Markets Inc. at (877) 858-5407, Deutsche Bank Securities Inc. at (800) 503-4611 or J.P. Morgan Securities Inc. collect at 212-834-4533.

Company Background

Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company (HDMC), Buell Motorcycle Company (Buell), MV Agusta and Harley-Davidson Financial Services (HDFS). Harley-Davidson Motor Company produces heavyweight custom, touring and cruiser motorcycles. Buell produces American sport performance motorcycles. MV Agusta produces premium, high-performance sport motorcycles sold under the MV Agusta® brand and lightweight sport motorcycles sold under the Cagiva® brand. HDFS provides wholesale and retail financing and insurance programs primarily to Harley-Davidson and Buell dealers and customers.

Forward-Looking Statements

The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) effectively execute the Company’s restructuring plans within expected costs, (ii) manage the risks that our independent dealers may have difficulty adjusting to the recession and slowdown in consumer demand, (iii) manage supply chain issues, (iv) anticipate the level of consumer confidence in the economy, (v) continue to have access to reliable sources of capital funding in sufficient amounts and adjust to fluctuations in the cost of capital, (vi) maintain credit ratings that allow us access to capital at effective rates; (vii) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS’ loan portfolio, (viii) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (ix) manage production capacity and production changes, (x) provide products, services and experiences that are successful in the marketplace, (xi) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (xii) sell all of its motorcycles and related products and services to its independent dealers, (xiii) continue to develop the capabilities of its distributor and dealer network, (xiv) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (xv) adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (xvi) adjust to healthcare inflation, pension reform and tax changes, (xvii) retain and attract talented employees, including executive officers, (xviii) detect any issues with our motorcycles or manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation, (xix) implement and manage enterprise-wide information technology solutions and secure data contained in those systems, and (xx) successfully integrate and profitably operate MV Agusta.

In addition, the Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission. Many of these risk factors are impacted by the current turbulent capital, credit and retail markets and our ability to adjust to the recession.

The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s independent dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

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